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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF SCHRECK MORRIS]



                                  July 6, 1998



AutoZone, Inc.
123 South Front Street
Memphis, Tennessee  38103

     Re:  Registration on Form S-3
          ------------------------

Ladies and Gentlemen:

     In connection with Amendment No. 1 to the registration statement on Form S-3 (No. 333-58565) (the "Registration Statement") to be filed July 13, 1998 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), you have requested our opinion with respect to the matters set forth below.

     You have provided us with a draft prospectus (the "Prospectus") which is a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a "Prospectus Supplement"). The Prospectus as supplemented by various Prospectus Supplements will provide for the issuance and sale by AutoZone, Inc., a Nevada corporation (the "Company"), of up to $400,000,000 aggregate offering price of
(i) one or more series of senior or subordinated debt securities (the "Debt Securities"), (ii) one or more series of preferred stock, par value $0.01 per share (the "Preferred Stock"), (iii) shares of common stock, par value $0.01 per share (the "Common Stock"), (iv) warrants to purchase Debt Securities, Common Stock or Preferred Stock (collectively, the "Warrants") or (v) units of any one or more of the foregoing securities (the "Units"). The Debt Securities, Preferred Stock, Common Stock, Warrants and Units are collectively referred to herein as the "Securities." Any Debt Securities may be exchangeable and/or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities will be issued pursuant to one or more indentures and one or more supplements thereto (each, an "Indenture"), in each case between the Company and a trustee.
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SCHRECK MORRIS
ATTORNEYS AT LAW


AutoZone, Inc.
July 6, 1998
Page 2



     In our capacity as your special Nevada counsel in connection with the Registration Statement, we are generally familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities. For purposes of this opinion, we have assumed that such proceedings will be timely and properly completed, in accordance with all requirements of applicable law, in the manner presently proposed.

     We have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of all such documents, agreements, corporate records and instruments of the Company, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed without independent verification (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, (ii) the legal competency of each natural person, and (iii) the accuracy and completeness of all corporate records made available to us by the Company and of all public records we reviewed.

     We have been furnished with, and with your consent have exclusively relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     We are qualified to practice law in the State of Nevada. The opinion herein is limited to the effect on the subject transaction only of the laws of the State of Nevada. We express no opinion herein concerning, and assume no responsibility regarding, the applicability to, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within the state, and we express no opinion herein concerning any federal law, including any federal securities law, or any state securities or Blue Sky laws.

     Subject to the foregoing and the other qualifications set forth herein, it is our opinion that:

     1. The Company has the authority pursuant to its Articles of Incorporation, as amended (the "Articles") to issue up to 200,000,000 shares of Common Stock. Upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance and delivery of and payment for such shares in the manner contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and by such resolution, such shares of Common Stock (including any Common Stock duly issued (i) upon the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into Common Stock, (ii) upon the exercise of any Warrants exercisable for Common Stock or (iii) upon
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SCHRECK MORRIS
ATTORNEYS AT LAW


AutoZone, Inc.
July 6, 1998
Page 3


the exchange or conversion of Debt Securities that are exchangeable or convertible into Common Stock) will be validly issued, fully paid and nonassessable.

     2. The Company has the authority pursuant to the Articles to issue up to 1,000,000 shares of Preferred Stock. When a series of Preferred Stock has been duly established in accordance with the terms of the Articles and applicable law, and upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance and delivery of and payment for such shares in the manner contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and by such resolution, such shares of such series of Preferred Stock (including any Preferred Stock duly issued (i) upon the exchange or conversation of any shares of Preferred Stock that are exchangeable or convertible into another series of Preferred Stock, (ii) upon the exercise of any Warrants exercisable for Preferred Stock or (iii) upon the exchange or conversion of Debt Securities that are exchangeable or convertible into Preferred Stock) will be validly issued, fully paid and nonassessable.

     We have assumed for purposes of this opinion that the applicable Indenture has been duly authorized by all necessary corporate action by the Company, has been duly executed and delivered by the Company and constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the caption "Legal Matters" in the Prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted from, or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

                              Yours very truly,

                              SCHRECK MORRIS

                              /s/ SCHRECK MORRIS